                                 Exhibit 10.15
                                 -------------

                              SERVICES AGREEMENT
                      DARCY MASIUS BENTON & BOWLES, INC.
                      & CAPITAL ONE FINANCIAL CORPORATION


     AGREEMENT dated as of April 1, 1999 by and between D'Arcy Masius Benton & Bowles USA, Inc. (DMB&B or Agency), a wholly owned subsidiary of The MacManus Group, Inc. (TMG), with offices located at 1675 Broadway, New York, New York 10019, and Capital One Financial Corporation (Client), with offices located at 2980 Fairview Park Drive, Falls Church, Virginia 22042.

     WHEREAS, Agency has been retained to provide services to Client on a non-exclusive, worldwide basis; and

     WHEREAS, the parties wish to enter into this Agreement setting forth the terms of such relationship.

     NOW, THEREFORE, the parties agree as follows:

1.   SCOPE OF AGENCY SERVICES
     ------------------------

Agency will provide Client the basic services described on Schedule 1 to this Agreement. It is understood that certain services hereunder may be provided by other TMG operating companies specifically including without limitation, Clarion Marketing & Communications, Inc., Blue Marble Advanced Communications, Inc., MediaVest Worldwide, Inc., and Bromley, Aguilar & Associates.

In addition to such basic services, Agency is prepared to provide a variety of special services to Client through Agency's facilities or the facilities of other companies within The MacManus Group organization, as further described below. Compensation and other terms and conditions for such special services will be agreed upon in advance by the parties per Appendix I. Such special services may include but are not limited to items listed on Schedule 2 and/or Appendix I to this Agreement.

It is further agreed that DMB&B and other TMG operating companies will be the preferred/first choice advertising agency for the development of Global Brand Advertising, Local Brand Advertising, and Local Recruitment Advertising by all Capital One operating companies around the world, as defined in Appendix I.

2.   TERM OF THIS AGREEMENT
     ----------------------

This Agreement shall be effective as of April 1, 1999, and shall continue through March 31, 2000. This Agreement shall thereafter automatically renew for successive periods of one year each, unless this Agreement is terminated under
Section 8 below.

3.   AFFILIATED COMPANIES
     --------------------

Client recognizes that Agency has available to it the integrated resources of other affiliated companies within The MacManus Group organization, and that it may use such affiliated companies in the completion of certain production projects and for other services. A partial list of such affiliated companies is set forth in Schedule 3 to this Agreement. Client agrees to the involvement of such companies so long as their prices and quality, which are the basis of any charge to Client, are approved in advance by Client.

In the event such affiliated companies are used by Client, it is understood that such services are incremental to the basic services (defined in Appendix I) under this Agreement, and that compensation for such services will be based on the scope of the assignment and in accordance with the prevailing compensation practices as established by that organization and mutually agreed by all the parties.

Except as set forth herein or otherwise disclosed to Client, Agency will have no financial interest in any supplier of media services or advertising materials which will be the basis of any charge to Client. In addition, Agency will immediately disclose its ownership interest, if any, in any literary or artistic properties, or radio or television programming which are the basis of any charge to Client.

4.   AGENCY COMPENSATION
     -------------------

Agency's compensation for the basic services described above will be as set forth in Appendix I to this Agreement.

5.   BILLING AND PAYMENT POLICY
     --------------------------

Agency's invoices will be rendered and shall be payable in accordance with Agency's billing and payment policy, which is described in Appendix III to this Agreement. Agency reserves the right to change such billing and payment terms in the case of a delinquency in Client's payments or other circumstances which Agency reasonably believes may affect Client's ability to pay Agency's compensation and costs as they become due, provided that in the event Agency does so change the billing and payment terms, Client shall have the right to terminate this agreement upon 30 days written notice to Agency given within 30 days following such change.

6.   RATE AND OTHER ADJUSTMENTS
     --------------------------

     (1)  Discounts
          ---------

          The exact amount of each cash discount allowed to Agency by media and suppliers for prompt payment will be allowed to Client provided payment is made to Agency in accordance with the cash discount terms stated on Agency's invoices and provided that there is no overdue indebtedness owing by Client to Agency at the time of payment.

     (2)  Short Rates
          -----------

          If Agency purchases media space or time for Client in a medium having a schedule of graduated rates, and Client uses less space or time than contracted, Client agrees to pay Agency the difference, if any, between the rate billed and the rate actually earned, in accordance with such rate payments Agency may be obligated to make.

     (3)  Lower Rates Earned
          ------------------

          If with respect to any such media purchases Client uses more space or time than contracted, Agency shall refund any excess (plus commissions, if any) Client may have paid in accordance with such refunds made to Agency by media.

     (4)  Post Termination Rate Adjustments
          ---------------------------------

          Upon termination of this Agreement, Agency will, after expiration of the applicable termination notice period referred to below, receive its share of commission, if any, on short-rate bills and will add back its share of commission, if any, to refunds made by media by reason of the earning of a lower rate.

7.   INDEMNIFICATION
     ---------------

     A.   Client's Indemnity to Agency
          ----------------------------

          Client shall be responsible for the accuracy, completeness and propriety of information concerning its organization, products, competitor's products and services which Client furnishes to Agency in connection with the performance of this Agreement. Accordingly, Client agrees to defend and indemnify Agency against any claim, damage, loss or expense, including reasonable attorney's fees and costs, that Agency may sustain as the result of any claim, suit or proceeding brought or threatened against Agency (i) based on any advertising or materials that Agency creates, produces or places for Client and which Client approves before its publication, broadcast or distribution (but excluding any claims covered by Agency's indemnity under paragraph 7.B. below); (ii) based on any information or materials supplied to Agency by or through Client in connection with Agency's services hereunder; (iii) arising out of the nature or use of Client's products or services; or (iv) relating to risks which have been brought to Client's attention by Agency where Client has elected to proceed.

          Client also agrees to indemnify Agency against any loss Agency may sustain resulting from any claim, suit or proceeding made or brought against Agency for use of any Agency-produced commercials by Client's representatives or by anyone else who obtained the materials from Client when such claim, suit or proceeding arises out of Agency's obligations under the applicable union codes or contracts relating to the production of commercials.

     B.   Agency's Indemnity to Client
          ----------------------------

          Agency shall defend and indemnify Client against any claim, damage, loss or expense, including reasonable attorney's fees and costs Client may sustain as the result of any claim, suit or proceeding brought or threatened against Client arising out of advertising or materials prepared by Agency hereunder and pertaining to libel, slander, defamation, infringement of title, slogan, trademark, trade dress, service mark or service name, copyright infringement, invasion of privacy, piracy and/or plagiarism or misappropriation of ideas under implied contract, except to the extent that such claims arise from information or materials provided by or through Client.

     C.   Cooperation and Settlement
          --------------------------

          Upon the assertion of any claim or the commencement of any suit or proceeding against an indemnitee by any third party that may give rise to liability of an indemnitor hereunder, the indemnitee shall promptly notify the indemnitor of the existence of such claim and shall give the indemnitor reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. Indemnitee shall at all times have the right to participate fully in such defense at its own expense, and the indemnitee shall not be obligated, without its consent, to participate in any settlement which it reasonably believes would have an adverse effect on its business. The indemnitee shall make available to the indemnitor all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense. An indemnitee shall not make any settlement of any claims which might give rise to liability of an indemnitor hereunder without the prior written consent of the indemnitor.

     D.   Survival of Indemnity
          ---------------------

          The provisions of this paragraph 7 shall survive the termination of this Agreement.

     E.   Third Party Subpoenas
          ---------------------

          In the event either party becomes subject to third party subpoenas for documents or testimony in connection with any lawsuit or investigation involving the other party's business or affairs, which lawsuit or investigation is not otherwise covered by the indemnification provisions above, such other party will be responsible for reimbursing the first party's reasonable out of pocket costs incurred in complying with such subpoenas, including its reasonable attorneys fees and expenses.


8.   TERMINATION
     -----------

     A.   Term
          ----

          Either party at its sole election may terminate this Agreement for any reason without penalty upon not less than 90 days written notice, but in no event may this Agreement be terminated by Client or Agency prior to March 31, 2000.

          Notwithstanding the foregoing, in the event either party is in breach or default of any material term of this Agreement, and said breach or default continues unremedied for a period of twenty (20) days after such party's receipt of written notice from the other party specifying the grounds of such breach or default, then in addition to all other rights and remedies at law or in equity, the other party will have the right to terminate this Agreement immediately upon written notice to the breaching/defaulting party.

          In addition, either party may terminate this Agreement immediately upon written notice to the other party in the event such other party
          (1) makes an assignment for the benefit of creditors; or (2) admits in writing its inability to pay its debts as such debts come due; or (3) makes any voluntary filing for bankruptcy protection; or (4) becomes subject to any involuntary bankruptcy proceedings, which proceedings are acquiesced to or not dismissed within thirty (30) days.

B.   Responsibilities and Compensation through Termination
     -----------------------------------------------------

          Except as hereafter provided in this paragraph 8B., the rights, duties and responsibilities of the parties shall continue throughout the applicable termination notice period described in paragraph 8A. above, including Agency's right to receive, as the case may be, (i) Agency's fee compensation for each calendar month (or pro-rata portion thereof for any partial calendar month) occurring during the first 60 days of such notice period and thereafter on the basis of actual hours rendered on Client's account and (ii) commission compensation for advertisements in any print media whose closing dates fall within such notice period, and in any TV, radio, internet or other broadcast media whose date of broadcast or transmission falls within such notice period.

          In any case, promptly following its receipt of notice of termination from Client, Agency will work with Client to wind down and transition the servicing of Client's account. In connection therewith, Agency will begin to make appropriate reductions in staffing provided that Client will not be charged for the time of Agency staff incurred on behalf of any other Client of Agency. Accordingly, while Agency will continue to render such services as reasonably directed by Client, Client recognizes that during the applicable termination notice period the level of services to Client's account is likely to be reduced from the level of services theretofore provided under this Agreement.

     C.   Non-Cancelable Contracts; Talent Contracts
          ------------------------------------------

          Any non-cancelable contract or commitment made on Client's authorization, and still existing at the expiration of this Agreement, shall be carried to completion by Agency and paid for by Client unless mutually agreed in writing to the contrary, in accordance with the provisions of this Agreement. Any materials or services Agency has committed to purchase for Client (or any uncompleted work previously approved by Client either specifically or as part of a plan) shall be paid for by Client and Agency shall receive applicable compensation.

          Any contract Agency has entered into with talent to perform in Client's advertising shall, simultaneously on the effective date of such termination, be automatically assigned to Client and Client shall assume all of the rights and obligations under the contract and Agency shall be relieved of any further responsibility or liability. Client shall indemnify Agency against any expense or loss that Agency may incur as a result of a claim by talent or a third party arising after the assignment of the contract.

     D.   Transfer and Ownership
          ----------------------

          Upon the termination of this Agreement, Agency shall return, transfer, assign and make available to Client, or its representative, all property and materials in Agency's possession or control provided to Agency by Client. Also upon termination of this Agreement, Agency shall transfer, assign and make available to Client, or its representative, all property and materials in Agency's possession or control created by Agency for Client, provided that Client has paid for such property and materials.

          Agency will also cooperate in transferring, with approval of third parties in interest, all reservations, contracts and arrangements with advertising media or others for advertising time or space or materials yet to be used, and all related rights and claims, upon being duly released from such obligations.

          As between Client and Agency, Client shall own all rights including, without limitation, all intellectual property rights, to any advertising or materials which are produced for Client by Agency prior to the effective termination of this Agreement. In this regard, Agency shall proceed promptly upon Client's approval to complete production of any such materials during the applicable termination notice period. Agency agrees to take all steps and to execute such documents as may be requested by Client from time to time, and at Client's expense to protect or record Client's interests in such materials.

          Agency agrees that Client shall retain all right, title and interest in and to its intellectual property, including, without limitation, its copyrightable material, trademarks, service marks and trade dress, and that all use of such intellectual property shall inure to the benefit of the Client.

          As soon as the same is agreed upon by Agency and Client, an incentive compensation arrangement for Agency will be added to this Agreement as Appendix 1.

          If this Agreement is terminated by either party, all references to incentive compensation arrangements in Appendix 1 will be prorated by the percentage of the applicable term of the Agreement elapsed at that time.


9.   GENERAL PROVISIONS
     ------------------

     A.   Protection of Client's Property
          -------------------------------

          Agency shall take the utmost care and appropriate precautions to safeguard Client's property and information entrusted to Agency's custody or control.

     B.   Right to Modify Plans
          ---------------------

          Client reserves the right to modify, reject, cancel or stop any and all plans, schedules, or work in process. In such event Agency shall immediately take proper steps to carry out Client's instructions. In turn, Client agrees to assume Agency's liability for all authorized commitments; to reimburse Agency for all expenses incurred; to pay Agency any related service charges in accordance with the provisions of this Agreement; and to indemnify Agency for all claims and actions by third parties for damages and expenses that result from carrying out Client's instructions.

     C.   Failure of Media and Suppliers
          ------------------------------

          Agency shall endeavor to guard against any loss to Client as the result of the failure of media or suppliers to properly execute their commitments; but Agency will not be responsible for their failure.

     D.   Agent for Disclosed Principal; Media Purchases
          ----------------------------------------------

          Agency shall act as Client's agent with regard to the purchase of materials and production services hereunder, excluding the purchase of media time or space. All media will be purchased by Agency as principal.

     E.   Services to Client's Designees
          ------------------------------

          Should Client request Agency to make purchases for or render services to third parties (such as representatives and distributors), Client and the third party shall be jointly and severally liable to Agency even though Agency may render invoices to, or in the name of, the third party.

     F.   Dealings With Third Parties
          ---------------------------

          Agency will contract, as agent for Client, for third-party purchases necessary for the preparation and production of Client's advertising and promotion work only in the event Agency does not have the personnel and/or facilities to perform such services and only upon the prior approval of Client. Such service costs shall be clearly identified on Agency estimate sheets and billing statements. Unless authorization is obtained from Client, Agency shall not contract with any third party.


     G.   Access
          ------

          Agency's records specifically pertaining to the services provided hereunder and rebilled to Client (excluding agency payroll and administrative records) shall be available to inspection by Client's authorized representative during normal business hours at those locations where they are regularly maintained, following reasonable advance written notice to Agency.

     H.   Notice
          ------

          All notices which either party is required or may desire to give the other party hereunder shall be sufficiently given if delivered in person or sent by registered or certified mail, or by prepaid overnight courier, addressed as follows:

          If to Capital One:
                              Capital One Financial Corporation
                              2980 Fairview Park Drive
                              Falls Church, VA 22042
                              Attention: David Wurfel

          If to DMB&B:        D'Arcy Masius Benton & Bowles USA, Inc.

                              1675 Broadway
                              New York, NY 10019
                              Attention: John F.P. Farrell

                              And a copy to:
                              The MacManus Group, Inc.
                              1675 Broadway
                              New York, NY 10019
                              Attention: Craig D. Brown

          Or to such other address as shall be furnished in writing by any such party and such notice shall be deemed to have been given when delivered by hand or courier, or three days after being mailed.

     I.   Entire Agreement
          ----------------

          This Agreement constitutes the entire agreement with respect to the subject matter hereof, and may only be modified or amended in writing signed by the party to be charged.

     J.   Confidentiality
          ---------------

          See Appendix IV, hereby incorporated in this Agreement by this reference. It is Agency's responsibility to ensure that all of its affiliates doing work hereunder are made aware of Appendix IV.

     K.   International Advertising
          -------------------------

          It is the intent of both parties that the terms and understandings of this Agreement apply to the relationship existing between the parties in all countries throughout the world, subject to local law, custom and practices; and that both parties agree to incorporate these understandings to the extent possible and appropriate into individual, local country agreements as and where required by law. It is also agreed that this Agreement supercedes all prior agreements between the parties; and that this Agreement takes preeminence in the event of a dispute between local, non-U.S. practices and/or agreements.

     L.   Insurance
          ---------

          Agency, at its own cost and expense, during the term of this Agreement, will continuously maintain in force a standard advertising liability policy (the "Policy") that provides coverage for Agency and Client in a minimum amount of ten million ($10,000,000) dollars with a deductible of not more than $5,000,000, for any loss resulting from the conduct of Agency or from the creation or publication of advertising pursuant to this Agreement.

     M.   Compliance with Laws Relating to Employers
          ------------------------------------------

          Agency will comply, during this Agreement and at Agency's own expense, with all applicable federal, state and local laws, rules and regulations governing the preparation and publication of advertising and with all applicable provisions of the Workers' Compensations laws, Unemployment Compensation laws, the Federal Social Security Law, the Fair Labor Standard Act, and all other federal, state and local laws and regulations which may be applicable to Agency as employer.

     N.   Severability
          ------------

          Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be deemed restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement shall be enforced as if this Agreement was entered into without the invalid provision.

     O.   Captions
          --------

          The captions used in this Agreement are for convenience and reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of the Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     P.   Attorney's Fees
          ---------------

          In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees.

     Q.   Applicable Law; Jurisdiction
          ----------------------------

          This Agreement shall be governed in accordance with the laws of the State of New York applicable to contracts made and performed entirely in that state. Each party submits to the exclusive jurisdiction of the federal and state courts located in the State of New York with respect to any action or proceeding relating to this Agreement.



Accepted for:                           Accepted for:
Capital One Financial Corporation       D'Arcy Masius Benton & Bowles USA, Inc.
And its operating companies



   /s/ William J. McDonald                 /s/ John F.P. Farrell
----------------------------------      ----------------------------------------
SVP Brand Management                    John F.P. Farrell

________________________________        ________________________________________
(Date)                                  (Date)

                                  SCHEDULE 1


                               SCOPE OF SERVICES
                               -----------------

Overall
-------

 .    DMB&B and other TMG operating companies will be the preferred/first choice advertising and communications agency for those activities assigned to them and will provide all of the services customarily performed by a full service global advertising and communications agency as needed and appropriate under the circumstances and compensation level, for such designated products and services as may be assigned to it from time to time and for which the Agency is compensated by Client. Agency will also assist to Client in the formulation of marketing plans, including advertising concepts.

Account Service
---------------

 .    All time spent by the account group, like:
     - Provision of general advertising and marketing consultation, including reasonable familiarization and constant updating of business, product performance and distribution.
     -  Briefing, progress and presentation of advertising plans and concepts.
     - Day-to-day liaison, contact reports, status reports, timetables, estimates, advertising budget control.
     - Liaison with and supervision of outside suppliers (PR, direct marketing, promotion agencies, etc.)
     - Management of the execution of approved advertising concepts and the distribution of such advertisements to the media.

Account Planning
----------------

 .    All time spent by the planner, like:
     -  Analysis of marketing and advertising research data.
     - Desk research on competitive advertising data (but not cost of subscribing to this data).
     -  Competitive monitoring, media and creative.
     -  Development of advertising strategies (with Account Service).
     -  Design, commissioning and supervision of local research.
     - Provision of information on local market developments in new product launches, marketing and advertising issues.

Creative
--------

 .    All time spent by the creative department, like:
     - Development of all international/regional and local communication concepts and associated materials, including copy and layouts.
     - Adaptation of international creative work into local material for all markets as appropriate for all media.

     - Creative input on extensions of the international concept, when required, into trade communication below the line material, promotions, p.o.s. material, etc. to ensure consistency with main advertising message. (Execution of these specific materials is not included in this Agreement.)
     - Liaison and comments on all below-the-line work which needs to be produced by outside suppliers, to ensure consistency with main advertising messages.

 .    Creative development test and analysis of research results.

Media
-----

 .    All time spent by the media department, like:

     - Planning and preparation of all media, including overall strategy estimated costs, media selection, spaces, spot lengths, timing, circulation, viewership details and schedules performance.

Production/Traffic
------------------

 .    All time spent by Production/Traffic department, like:
     -  Obtaining government, broadcast, legal approvals.
     - Progress and control of international adaptation work and preparation of production materials for local use.
     - Progress and control of creative development, origination and production of locally prepared ads.
     - Negotiation, purchase and supervision of photography, art and mechanical work for print and broadcast.
     - Preparation of production estimates per Client approval and maintaining records of all costs.

                                  SCHEDULE 2

                           LIST OF SPECIAL SERVICES
                           ------------------------


In addition to the Basic Services listed in Schedule 1, Agency is prepared to provide a variety of special services to Client through Agency's own facilities or those of other companies within TMG's organization. Compensation and other material terms and conditions for these special services will be as described in Appendix I. Such services may include without limitation:

A. Creation and/or production of sales, promotional and collateral materials such as point-of-sale materials, leaflets, inserts, catalogues, brochures and other similar material.

B. Direct marketing services, including the creation and production of direct mail and direct response advertising, and the placement, insertion or distribution of those materials.

C. Public relation services, including the preparation of publicity releases, employee publications, news films, speeches, seminars, radio scripts, and television programs.

D. Staging and conducting sales and other company meetings and designing and preparing exhibits for trade and industry shows.

E.   Designs of labels and packaging.

F.   New product concept and development work; line extensions.

G.   Creation, production and placement of yellow pages advertisements.

H.   Recruitment advertising.

I.   Interactive and electronic (on-line) media.

                                  SCHEDULE 3

                              LIST OF AFFILIATES


The following is a partial listing of companies that are subsidiaries, affiliates, or operational divisions or departments of The MacManus Group, Inc., and may be used as a subcontractor for certain materials and services:

     (i)     Advista - multimedia advertising and marketing software

     (ii)    Dialogue Works - direct marketing

     (iii)   Ayer PR - public relations

     (iv) Blue Marble Advanced Communications, Inc. - interactive and electronic marketing

     (v)     Bromley, Aguilar & Associates - Hispanic advertising

     (vi) Clarion - direct marketing, collateral, promotion and event marketing

     (vii)   N.W. Ayer & Partners - full service advertising agency

     (viii) DMB&B Yellow Pages - for placement of Yellow Page advertising and listings

     (ix)    DMB&B Interactive - interactive marketing

     (x)     Highway One - full service advertising agency

     (xi) Intergroup Marketing & Promotion, Inc. - promotion and business communication services

     (xii)   Internal stat department - provide stats

     (xiii)  Manning, Selvage & Lee, Inc. - publicity and public relations

     (xiv) MediaVest (including TeleVest) - media planning and purchasing, network, syndication, cable buying

     (xv)    Medicus Group International, Inc. - health care advertising

     (xvi)   Plugged In Studios - art studio, audio-visual studio

     (xvii)  Sounds & Images - audio visual

     (xviii) Talent Payment Service, Inc. - coordination of payments to performing talent

Where used as a subcontractor, partner, or on a direct basis it is understood that such services, unless specified in this agreement to the contrary, are incremental to the general agency agreement and that compensation for such services will be based on the scope of the assignment and in accordance with the prevailing compensation practices as established by that organization and mutually agreed by all parties.

Except for the preceding, Agency has no financial interest in, nor is it the subject of any financial interest of, any supplier of media services or advertising materials which will be the basis of a charge to Client.

No officer, director, or employee of any supplier (which is not a subsidiary or affiliated company of Agency) of media services or advertising materials which is the basis of a charge to Client, has any financial interest in its Agency.

Agency will immediately disclose its ownership interest, if any, in any literary or artistic properties, or radio or television programming which are the basis of any charge to Client.

APPENDIX I
Agency Compensation

A.  DESCRIPTION

    The Agency will be compensated via a combination of fees and commissions as described below.

B.  CLASSIFICATIONS

    All TMG services provided to Capital One will be classified into one of the following classifications for purposes of agency compensation:

          1.  Core Brand Strategic Services
          2.  Advertising & Communications Services
          3.  Marketing & Communications Services
          4.  Media Services
          5.  Interactive Services
          6.  Hispanic Services
          7.  United Kingdom Marketing & Communications Services
          8.  Public Relations

C.  DEFINITIONS

  1.  Core Brand Strategic Services
      . Senior, multi-disciplined consulting resources to partner with senior Capital One executives.
      . Strategic brand consulting, development and review of marketing strategies across all consumer disciplines.
      .  A component of the base fee.

  2.  Advertising & Communications Services
      . Centered in New York (Credit cards/ Cross sell/ New business) and St. Louis (Telecommunications/New business).
      . All inclusive fee, including production services. Levels of dedicated resource and resultant ability to handle volumes of work differentiate limited scope and full services proposals.
      . Strategic work, planning and analysis, concept development and creative supervision and execution for North America.
      .  A component of the base fee.

  3.  Marketing & Communications Services
      . Retained service resource within Clarion (Direct Marketing) and Highway One (Youth Marketing).
      . Strategic planning and conceptual project development included in retainer.
      .  A component of the base fee.
      . Project execution outside of base core fee will be compensated on a project fee basis.
      . Production services compensated by commission mark-up on production costs.

   4.  Media Services
       . Centered in New York ( MediaVest) and established as a dedicated full time resource.
       . Media planning and analysis compensated as a component of the base fee.
       .  Media buying compensated by commission on gross media spending.


   5.  Interactive Services
       .  Led by Blue Marble.
       . Fee for consulting on all aspects of interactive marketing - strategy , media, concept development, sponsorship opportunities, etc.
       . Execution/production services to be charged separately on a project by project basis.

   6.  Hispanic Services
       .  Led by Bromley & Associates.
       .  Full service, integrated Hispanic marketing team.
       . Specific scope of services and fee to be separately documented and agreed.

   7.  United Kingdom Marketing & Communications Services
       . Led by IMP London (supported by all specialists' disciplines within the
         DMB&B UK Group).
       . Specific scope of services and fee to be separately documented and agreed.

   8.  Public Relations
       .  Led by MS&L.
       .  Project based remuneration.
       . Specific scope of services and fee to be separately documented agreed.


D.  COMPENSATION  Beginning May 1, 1999

   1.  Base Fee
       .  $7,697,000 per calendar year - calculated in accordance with Appendix
          II.
       . Invoiced in twelve (12) equal monthly installments beginning May 1, 1999.
       .  Fee to cover the following services provided in North America only:
          - Core Brand Strategic Services
          - Advertising & Communications Services
          - Marketing & Communication Services
          - Media Services

       . Eight months after the date of this Agreement or four months before the end of the current contract year and on the anniversary of same thereafter, Agency will propose an estimated fee for the next account year, according to the following formula:

             a. Agency will estimate the amount of Agency direct staffing to be expended in the next year in servicing Client's account based upon Agency's past history of service to Client and upon review of the upcoming advertising and marketing plans and programs contemplated or approved by Client. In order to estimate the staffing to be expended, Agency will provide a break down by direct staffing person, time and total cost to be allocated to Client's account.

         b. The proposed next year's fee is subject to Client's written approval. In the event a fee is not agreed upon prior to the beginning of the applicable date, a constructive fee in the amount of 1/12 of the prior year's fee will be due the first month of such year and each succeeding month, with retroactive adjustment when the negotiated fee is finalized.

   2.  Project fees
       . Specific scope of services and fee to be separately documented and agreed, including:
          - Interactive Services
          - Hispanic Services
          - United Kingdom Marketing & Communications Services
          - Public Relations

       .  Invoiced in equal monthly installments until project completion.

       . If Client asks Agency to begin work on project and later cancels project, Client agrees to cover Agency labor costs incurred to cancellation, as well as those costs required to wind-down work. Additionally, Client will reimburse Agency for all expended out-of-pocket costs associated with the project.

   3.  Media Commissions
       .  Network Television           -   1.50% of net
       .  Network Radio                -   1.75% of net
       .  Syndication/Cable            -   2.00% of net
       .  Spot Television              -   4.00% of net
       .  Spot Radio                   -   4.00% of net
       .  Out of Home                  -   5.00% of net
       .  Print - Newspaper and Trade  -   2.50% of net
       .  Print - Consumer Magazines   -   1.50% of net
       .  Direct Response Media        -   5.00% of net

   3.  Production Commissions    --     billed net

   4.  Incentive Compensation  - See Appendix V (TBD)

E. BILLABLE THIRD PARTY COSTS

   1.  All third party costs are billable and managed accordingly by Agency.

       . Agency will bill Client at Agency's cost (without markup or profit) for reasonable expenditures incurred for artwork, engraving, electrotyping, typography, translations and all other materials involved in the mechanical production of advertising, radio and television production and all their associated costs, talent, music, photographs, testimonials and all other advertising adjuncts, including expenditures in connection with acquiring authorization for the use of the names or photographs of individuals.
       . Comprehensive layouts and typesetting required by Client, finished art, mechanical past-ups and tightly rendered storyboards shall be approved by Client in advance and shall be billed to Client at Agency's cost (without markup or profit). Notwithstanding the foregoing, Agency shall not charge Client for rough/concept layouts except for those specific third-party charges which Client shall have approved in advance.

    2.  Additional Considerations

        . Production jobs estimated on a "Quote Basis" with a 10% contingency arrangement Agency will not exceed estimated costs by more than 10% without Client's written approval. Production costs for local adaptations

           a. Production costs for local adaptations of global work (including translations, dubs, chromalins, talent, etc.) will be invoiced at net cost to the Client locally.

   .   Billable travel
             a.  On creative production jobs, limited to three persons.
             b.  On research jobs, limited to one person.
             c. Travel guidelines reasonably consistent with Client staff travel policies - see Appendix VI. Agency will be responsible for ensuring that all Agency affiliates servicing Client's account are aware of Client's travel guidelines.

F.  BILLING AND PAYMENT PROTOCOLS

   1.  See Appendix III

G.  REPORTS

   1. From time to time Client may request Agency to participate in , and Agency will use its best efforts to participate in, a periodic Agency performance evaluation with respect to (1) Agency's servicing of Client's account, (2) Agency's economics in servicing Client's account, (3) the working relationship between Agency and Client, and (4) the implementation of this Agreement.

   2.  Within sixty (60) days after the end of the first one hundred and eighty
       (180) days of operating under this Agreement, within sixty (60) days after the end of each thereafter and promptly upon termination of this Agreement, Agency will provide Client with a written monitoring report setting forth the status of projects commenced, under preparation and concluded, and Agency's direct staffing time devoted to Client's account. Agency represents to Client that Agency collects actual direct staffing time from its staff on a weekly basis.

   3. At any reasonable time during the life of this Agreement and for one year thereafter, and upon reasonable prior notice to Agency, Client may examine and make reasonable copies of Agency's files and records pertaining to Client's advertising ( not including individual compensation information). The agency will provide Capital One with a certification issued by the Agency's independent auditing firm at Capital One's expense (not to exceed $10,000), verifying the accuracy of the OverHead rate.

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

APPENDIX II
-----------

                Capital One Fee Schedule: May 1999 - April 2000
                -----------------------------------------------


Base/Core Fee:


                         May:          $  641,500
                         June:         $  641,500
                         July:         $  641,500
                         August:       $  641,500
                         September:    $  641,500
                         October:      $  641,500
                         November:     $  641,500
                         December:     $  641,500
                         January       $  641,500
                         February      $  641,500
                         March         $  641,500
                         April         $  641,500

Total for Contract Period:             $7,698,000


Incremental Fees:

The following formulas will be followed for calculating fees that are incremental to the Base/Core Fee:

For retainer work: Cost of staff plus 132% OverHead (includng benefits) plus 20% profit margin
For project work: Cost of staff plus 144% OverHead (including benefits) plus 20% profit margin

Incentive Compensation:

TBD

APPENDIX III
------------

U.S. Billing/Payment Policy:
----------------------------
(All other country billing/payment practices per local custom and practice)

A. TMG billing and payment policy is intended to provide for receipt of Client monies in sufficient time for the agency to pay third parties in accordance with their payment terms.


Category (if applicable)        Billing Basis            Billing Date(s)                 Due Date(s)
-------------------------       -------------            ---------------                 -----------
1.  Network and Spot            Contracted Schedule      25/th/ of month                 24/th/ of following month
    Radio-Television

2.  Magazines                   Contracted Schedule      25/th/ of prior month           15/th/ of following month
                                                         of insertion

3.  Newspaper                   Contracted Schedule      25/th/ of month                 15/th/ of following month

4.  Out-of-home                 Contracted Schedule      25/th/ of month                 15/th/ of following month

5.  All Other Media             Contracted Schedule      25/th/ of month                 15/th/ of following month

6.  Advertising Production:

    a. Pre-Funding              100% pre-billed          Beg of month                    15 days following

    b. Talent Residuals         Progress Billing         25/th/ of month                 15/th/ of following month

    c. Research                 100% of Quote            25/th/ of month                 15/th/ of following month

            Exceptions and/or additions, if any, approved by Capital One will be as separately agreed.

7.  Local Adaptation of Global  Progress Billing          25/th/ of month                15/th/ of following month
    Advertising Production

8.  Advertising Service Fee     Appendix II               1st of month                   10 days following

9.  Other Service Fees          As agreed per project     25/th/ of month                15/th/ of following month

B. TMG reserves the right to charge interest at the rate of 5% per annum on any monies owing more than 30 days from the invoice date, or to change its billing and payment terms in the case of delinquency in Client payments to TMG or other circumstances which TMG reasonably believes may affect Client's ability to pay TMG compensation and costs as they become due, including direct payment by Client to third parties, at TMG's discretion.